Exhibit 99
AT THE COMPANY
Donald Hildebrand / Jennifer Nelms
(404) 727-0971
GeoVax Announces Start of 2 New HIV/AIDS Vaccine Human Trials
ATLANTA, Ga., 17 July 2007 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based biotechnology company, announced an early start of 2 new AIDS vaccine clinical (human) trials. These FDA compliant trials were previously scheduled to start later in 2007 and are the 3rd and 4th in a 4 clinical trial series intended to evaluate both human safety and immune responses to GeoVax’s HIV/AIDS vaccines.
GeoVax’s vaccines are designed to prevent Acquired Immunodeficiency Disease (“AIDS”) in humans caused by the virus known as HIV-1 (Human Immunodeficiency Virus), by vaccinating individuals with its DNA and MVA vaccines prior to infection with the virus.
Starting April 2006, the 1st of these 4 human trials evaluated a low dose (1/10th of the vaccine dose) vaccination program. Preliminary results from this blinded trial demonstrated excellent vaccine safety and positive anti-HIV-1 immune responses to the vaccine in 9 of 11 participants where 9 people received GeoVax HIV/AIDS vaccines and 2 received placebos. All trial participants were normal healthy individuals. Final results will be compiled for later public release.
The 2nd of 4 human trials, initiated September 2006, was designed to evaluate results from full dose administration of GeoVax HIV/AIDS vaccines. Recent data indicates excellent safety in this full dose trial. Additional results from ancillary testing conducted at Emory University by Dr. Harriet Robinson demonstrated positive anti-HIV-1 immune responses in the majority of vaccine recipients. Official immune response data will be available later this year.
Excellent results from the 1st and 2nd trial of this 4 trial series have allowed the accelerated start of human trials #3 and #4. These trials began more than a month earlier than originally anticipated.
Due to exceptionally good results, GeoVax’s scientific team believes its vaccine may perform equally as well in trial #3 which administers fewer vaccine doses and trial #4 which utilizes only GeoVax’s MVA vaccine. “Success in these trials could lead to a simpler vaccine regime making it easier to vaccinate people,” stated Dr. Harriet Robinson, PhD., GeoVax’s Co-founder and Scientific Advisory Board Chairperson.
Don Hildebrand, GeoVax CEO/President/Co-founder, commented, “We are pleased with the results obtained to date from our ongoing full dose vaccine human trial. The excellent vaccine safety profile demonstrated was key to accelerating the start date of these new human trials.

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Equally important are the positive immune responses observed in people receiving only 1/10th of a dose of our vaccines. This is very encouraging news.”
These human trials, utilizing GeoVax’s AIDS vaccines, are conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded and supported by the National Institutes of Health (NIH), is the largest worldwide clinical trials program devoted to the development and testing of HIV/AIDS vaccines. Preclinical work enabling development of the clinical evaluation of GeoVax’s DNA and MVA vaccines was also funded and supported by the National Institutes of Health and National Institute of Allergy and Infectious Diseases.
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About GeoVax Labs, Inc.
GeoVax Inc. is an Atlanta, Georgia USA biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s vaccine technology is protected by 20 issued and filed patent applications.
GeoVax’s DNA and Recombinant MVA HIV/AIDS vaccines:
•	Protected 22 of 23 (96%) non-human primates for over 3 1/2 years post-infection with an AIDS causing virus — 5 of 6 non-vaccinates controls died of AIDS

•	Are manufactured and tested under GMP/GLP — EMEA and FDA guidelines

•	Satisfactorily completed early Phase 1 human clinical trial for DNA HIV/AIDS vaccine

•	Are currently in 2 ongoing human trials started in 2006 with positive immune responses reported in the majority of vaccine recipients as well as good vaccine safety

•	Recently began 2 additional human trials with a large Phase 2 trial in planning stages for 2008
For more information, visit www.geovax.com.
Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward looking statements involving certain risks and

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uncertainties including, without limitations, risks detailed in the Companies Securities and Exchange Commission filings and reports.

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